New Perspective Fund, Inc.
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

September 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$299,680
Class B	$126
Class C	$2,117
Class F1	$10,596
Class F2	$7,118
Total	$319,637
Class 529-A	$10,161
Class 529-B	$0
Class 529-C	$525
Class 529-E	$397
Class 529-F1	$377
Class R-1	$231
Class R-2	$1,204
Class R-3	$8,484
Class R-4	$12,022
Class R-5	$15,622
Class R-6	$44,507
Total	$93,530

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2850
Class B	$0.0068
Class C	$0.0450
Class F1	$0.2809
Class F2	$0.3589
Class 529-A	$0.2732
Class 529-B	$0.0000
Class 529-C	$0.0576
Class 529-E	$0.1982
Class 529-F1	$0.3382
Class R-1	$0.0830
Class R-2	$0.0608
Class R-3	$0.1961
Class R-4	$0.2846
Class R-5	$0.3687
Class R-6	$0.3829

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	985,731
Class B	12,403
Class C	40,952
Class F1	37,466
Class F2	22,147
Total	1,098,699
Class 529-A	37,797
Class 529-B	1,704
Class 529-C	9,107
Class 529-E	1,978
Class 529-F1	1,202
Class R-1	2,841
Class R-2	18,319
Class R-3	44,226
Class R-4	44,166
Class R-5	41,260
Class R-6	128,303
Total	330,903

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.34
Class B	$29.86
Class C	$29.44
Class F1	$30.19
Class F2	$30.35
Class 529-A	$30.08
Class 529-B	$29.64
Class 529-C	$29.46
Class 529-E	$29.81
Class 529-F1	$30.07
Class R-1	$29.27
Class R-2	$29.47
Class R-3	$29.79
Class R-4	$30.04
Class R-5	$30.37
Class R-6	$30.41